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FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

SPENCER,             FRANCIS             DANIEL
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   (Last)            (First)            (Middle)

90 Hanna Street
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                     (Street)

Noble Park, Victoria, Australia 3174
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

NETLIVE COMMUNICATIONS, INC. (NETL)

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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4. Statement for Month/Year

March 1999

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect    7. Nature of
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Indirect
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     Ownership
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
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)


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FORM 4 (continued)

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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Employee    $0.368    3/18/99   J         85,000        3/18/00  3/18/09  Common  85,000           85,000      D
Stock                                                                     Stock
Option
(Right to
Buy)
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

Explanation of Responses:

              /s/ Francis D. Spencer                       4/12/99
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              ** Signature of Reporting Person                    Date
                 FRANCIS D. SPENCER

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
      Potential persons who are to respond to the collection of information contained in this form, are not required to respond unless the form displays a currently valid OMB Number.

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